                        NEWS RELEASE

LivaNova Board of Directors Announce Leadership Changes

London, April 14, 2023 — LivaNova PLC (Nasdaq: LIVN), a market-leading medical technology and innovation company, today announced that Damien McDonald has resigned as Chief Executive Officer. Effective immediately, Chair of the Board William A. Kozy is appointed interim CEO to help the executive leadership team maintain the focus on growth and profitability. The Board has retained a leading international executive search firm to assist with the CEO search. Kozy will continue as Chair of LivaNova’s Board of Directors. McDonald will remain available to assist with handover activities until the end of May 2023.
“As we move forward, I would like to express our gratitude on behalf of the Board to Damien McDonald for his dedicated leadership through a challenging period of Covid and unrivaled global economic disruption. We wish him the best in his future endeavors. We are confident in our experienced senior management team and anticipate a smooth and positive transition over the quarter,” said Kozy.
Kozy joined the LivaNova Board of Directors in 2018. He brings a depth of experience to strategy execution, operations and financial discipline after his 42-year career at Becton Dickinson (NYSE: BDX) where he retired as COO in 2016. Kozy is also the Vice Chair and Lead Director at The Cooper Companies (NYSE: COO) where he has served since 2016.
“I am excited to lead LivaNova in this interim capacity as we maintain our focus on helping patients around the world with our differentiated portfolio of medical therapies, our commitment to longer-term innovation and shareholder value creation,” said Kozy.
Separately, the company is announcing preliminary first quarter 2023 reported revenue of $263 million, an increase of 9% from first quarter 2022 reported revenue of $240 million. LivaNova will release full first-quarter results on May 3, 2023.
About LivaNova
LivaNova PLC is a global medical technology and innovation company built on nearly five decades of experience and a relentless commitment to provide hope for patients and their families through innovative medical technologies, delivering life-changing improvements for both the Head and Heart. Headquartered in London, LivaNova employs approximately 2,900 employees and has a presence in more than 100 countries for the benefit of patients, healthcare professionals and healthcare systems worldwide. For more information, please visit www.livanova.com.
Safe Harbor Statement
Certain statements in this press release, other than purely historical information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding projected revenue of the Company, and are based on the Company’s current estimates and expectations and remain subject to change and finalization based on management’s ongoing review of results of the quarter and completion of all quarter-end close processes. Actual events may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of the Company’s most recent Annual Report on Form 10-K, as supplemented by any risk factors contained in Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. LivaNova undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.
LivaNova Investor Relations and Media Contacts
+1 281-895-2382
Briana Gotlin
Director, Investor Relations
InvestorRelations@livanova.com
Deanna Wilke
VP, Corporate Communications
Corporate.Communications@livanova.com